Exhibit 10.32
Fiscal Year 2013 Consulting Agreement
(Translation)

Party A: Sunwin Stevia International, Inc.
Party B: China Direct Investments, Inc.

After friendly consultations between both parties, Party A hereby agrees to engage Party B to provide consulting services in fiscal year 2013 pursuant to the terms and conditions defined as follows.
I.	This agreement shall be executed during Party A’s fiscal year 2013 that starts on May 1, 2012 and ends on April 30, 2013.
II.	Scope of consulting services provided by Party B:
1.
To coordinate the corporate matters on behalf of Party A including press release, investor relations, road shows, auditing, legal consultation, stock issuance, assisting in the opening of brokerage accounts of SUWN’s related parties, English/Chinese translation of documents, corporation registration update with the State, tax return, file management, and other daily events of the public company.

2.	To coordinate the preparation and filing of all required public disclosures in the timely manner including but not limited to three 10Qs, annual report 10K,and 8-ks;
3.	To provide assistance in further improvement of internal controls;
4.	To take charge of the communication and coordination with WILD and Domino on behalf the Party A to maintain the collaboration relationship, and follow up with the related business.
5.	To assist in the marketing promotion of stevia in North and South American markets at SUWN’s request;
6.	To coordinate to raise $1 million for Party A.
7.	File an S-8 on behalf of Party A to issue 10,000,000 shares of common stock for the 2012 Compensation Plan.
8.	To operate the disposition of Chinese medicine business from Sunwin.
9.	Party B shall pay for the auditing fee, legal fee, travel expense and other related third party expenses.

III.	Consulting fee:
1.
Party A shall issue 2,500,000 shares of common stock of Sunwin Stevia International, Inc. to Party B as the total compensation for the consulting services provided during fiscal year 2013. Party A shall make the payment by two installments: 2,000,000 shares of SUWN common stock are due by the 10th business days after this agreement takes effect; and the remaining 500,000 shares of SUWN common stock are due by December 31st ,2012.

2.	The consulting fee shall be used to pay for the balance of the amount owes to WILD.
3.	Party A shall not be responsible for the compensation to third party vendors for the corporate matters.
4.	Party B currently owes $ 213,807.13 to Party A. Party B shall pay $113,807.18 back to Party A before August 25th, 2012. The remaining $100,000 shall be fully paid before December 30th, 2012.
IV.	This agreement shall take effect upon signatures and stamps of both parties.

Party A: Sunwin Stevia International, Inc.
Authorized Officer Signature: Dongdong Lin
Date: May 1st 2012

Party B: China Direct Investments, Inc.
Authorized Officer Signature: James Wang
Date: May 1st 2012